Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036
WERNER ENTERPRISES REPORTS FOURTH QUARTER AND ANNUAL 2012 REVENUES AND EARNINGS

Omaha, Nebraska, January 28, 2013:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the fourth quarter and year ended December 31, 2012.

Summarized financial results for fourth quarter and year 2012 compared to fourth quarter and year 2011 are as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Total revenues	$509,694	$507,937	0%	$2,036,386	$2,002,850	2%
Trucking revenues, net of fuel surcharge	$330,081	$329,110	0%	$1,309,503	$1,310,612	0%
Value Added Services (“VAS”) revenues	$77,665	$79,674	(3)%	$320,933	$291,109	10%
Operating income	$43,124	$49,399	(13)%	$171,444	$173,674	(1)%
Net income	$25,981	$29,368	(12)%	$103,034	$102,757	0%
Earnings per diluted share	$0.35	$0.40	(12)%	$1.40	$1.40	0%

Werner Enterprises achieved annual earnings of $103 million in 2012. We sincerely value and appreciate the support of our customers and the dedication, commitment, creativity and work ethic of our Werner associates who enabled us to achieve these results.

Freight demand in the first three weeks of fourth quarter 2012 was steady but did not show typical seasonal improvement, and was consistent with the sluggish freight trend experienced in the latter half of third quarter 2012. Freight demand began to show seasonal improvement in the latter part of October 2012. This seasonal demand trend continued into early December, before the typical seasonal decline in the last few weeks of December. Freight demand was softer in fourth quarter 2012 compared to relatively strong demand experienced in fourth quarter 2011. In fourth quarter 2012, customers were generally more cautious with their shipping volumes and tightly managed inventories during this period of economic and fiscal policy uncertainty. Freight trends thus far in 2013 have followed typical seasonal patterns. The pre-booked percentage of loads to trucks for the One-Way Truckload fleets to date in 2013 is similar to the same period in 2012.

Average revenues per total mile, net of fuel surcharge, rose 1.0% in fourth quarter 2012 compared to fourth quarter 2011 and rose 0.8% sequentially from third quarter 2012. Fourth quarter 2011 rates were

Werner Enterprises, Inc. - Release of January 28, 2013

aided by several larger sized seasonal projects and higher surge pricing, compared to fourth quarter 2012. We believe there are several truckload capacity constraints including an older industry truck fleet, the higher cost of new trucks and trailers, significant safety regulatory changes and a challenging driver market. We continue to work jointly with our customers to secure sustainable transportation solutions across all modes and to offset increased rates through enhanced optimization and transportation solutions whenever possible.

Several initiatives designed to improve truck and driver productivity were successful in fourth quarter 2012. Average monthly miles per truck declined only slightly by 0.2% in fourth quarter 2012 compared to fourth quarter 2011, compared to year-over-year declines of 3.4% in second quarter 2012 and 3.1% in third quarter 2012. Average monthly miles per truck improved 1.3% sequentially from third quarter 2012 to fourth quarter 2012.

In fourth quarter 2012, we averaged 7,156 trucks in service and we ended the quarter with 7,150 trucks. This is a 40 truck increase from the end of third quarter 2012, which followed a 215 truck decline during third quarter 2012 due primarily to our decision to exit certain less profitable customer business. Through new business awards, our truck count continues to increase in 2013, further narrowing the gap to meet our 7,300 truck goal. For 2012, our truckload operating margin percentage was 9.0%. We do not intend to consider growing our truck fleet beyond 7,300 trucks until our truckload operating margin percentage has reached 11% on an annualized basis.

Our primary objectives continue to be improving our operating margin percentage and our returns on assets, equity and invested capital, while staying true to our broad transportation services portfolio. Only through enhanced returns can we continue our commitment to reinvest in our fleet and our expanded portfolio of services.

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and VAS. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,295 trucks (or 46% of our total fleet).

Diesel fuel prices were 13 cents per gallon higher in fourth quarter 2012 than in fourth quarter 2011 and were 4 cents per gallon higher than in third quarter 2012. For the first 28 days of January 2013, the average diesel fuel price per gallon was 2 cents higher than the average diesel fuel price per gallon in the same period of 2012 and 14 cents lower than in first quarter 2012. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in our industry remains constrained by economic, safety and regulatory factors. From 2007 to 2010, the number of new class 8 trucks built was well below historical replacement levels for our industry. This led to the oldest average industry truck age in 40 years. Carriers were compelled to begin upgrading their aging truck fleets, which led to increased replacement purchases of new and later-model used trucks during 2011. Orders for new class 8 trucks slowed during 2012. We believe these orders slowed as current freight rate relief is not keeping pace with the increased costs and capital requirements for new and much more expensive EPA-compliant trucks. The significantly higher costs of new equipment and related diesel exhaust fluid will not be recovered through a single year rate review cycle; however, we remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The Federal Motor Carrier Safety Administration (“FMCSA") published final driver hours of service rules in December 2011, to be effective July 1, 2013. Among the changes are more restrictive requirements covering driver use of the 34-hour restart rule and a new mandatory 30-minute rest period after 8 hours on duty. The trucking industry association and consumer advocate groups have both appealed these changes for varying reasons. The court is expected to rule on these appeals in the spring of 2013. Assuming the

Werner Enterprises, Inc. - Release of January 28, 2013

rules are adopted without change, we currently believe the new rules will result in a modest decrease in truck productivity.

In July, Congress passed the federal transportation bill which requires the U.S. Department of Transportation to promulgate rules and regulations mandating the use of electronic on-board recorders (“EOBRs”) by July 2013 with full adoption for all trucking companies by no later than July 2015. We are the recognized industry leader for electronic logging of driver hours as we proactively adopted a paperless log system in 1996 that was subsequently approved for our use by the FMCSA in 1998. We believe that as EOBRs become the industry standard and industry requirement, EOBR use will help to level the competitive field for transit times, driver recruiting, driver retention and rates.

The driver recruiting and retention market remained challenging in fourth quarter 2012. Driver pay increases by our competitors, a slightly lower number of and increased competition for truck driving school graduates in the industry and an improved housing construction market were all factors. During fourth quarter 2012, driver retention improved as several initiatives were successful in lowering driver turnover. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current market than many competitors because approximately 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

Gains on sales of assets were $4.7 million in fourth quarter 2012 compared to $4.8 million in fourth quarter 2011 and $5.4 million in third quarter 2012. We sold fewer trucks and trailers in fourth quarter 2012 which resulted in slightly lower gains. We expect to sell fewer trucks and trailers in 2013 compared to 2012. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

The higher cost of new equipment results in higher depreciation expense. As of December 31, 2012, approximately 57% of our company tractors consisted of environmentally friendly but higher cost trucks with engines that comply with the 2010 emissions standards. We continue to invest in equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts which improve the mile per gallon efficiency of our fleet. Our net capital expenditures in fourth quarter 2012 were $45 million, resulting in full year 2012 net capital expenditures of $225 million. We expect our net capital expenditures for 2013 to be lower, in a range of $100 million to $150 million. Capital expenditures in first quarter 2013 will likely be low, with the majority of 2013 capital expenditures expected to occur in the last three calendar quarters of the year. The average age our truck fleet as of December 31, 2012 was 2.3 years, and we expect to maintain our average truck age at approximately this level during 2013.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$77,665	100.0	$79,674	100.0	$320,933	100.0	$291,109	100.0
Rent and purchased transportation expense	64,799	83.4	65,829	82.6	271,104	84.5	244,194	83.9
Gross margin	12,866	16.6	13,845	17.4	49,829	15.5	46,915	16.1
Other operating expenses	8,934	11.5	8,012	10.1	33,830	10.5	29,879	10.2
Operating income	$3,932	5.1	$5,833	7.3	$15,999	5.0	$17,036	5.9

Werner Enterprises, Inc. - Release of January 28, 2013

The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.

	Three Months Ended December 31,				Year Ended December 31,
	2012	2011	Difference	% Change	2012	2011	Difference	% Change
Total VAS shipments	64,226	67,666	(3,440)	(5)%	265,411	256,116	9,295	4%
Less: Non-committed shipments to Truckload segment	20,587	20,337	250	1%	79,025	78,842	183	0%
Net VAS shipments	43,639	47,329	(3,690)	(8)%	186,386	177,274	9,112	5%
Average revenue per shipment	$1,643	$1,554	$89	6%	$1,602	$1,529	$73	5%

In fourth quarter 2012, VAS revenues decreased $2.0 million or 3%, gross margin dollars decreased $1.0 million or 7% and operating income dollars decreased $1.9 million or 33%, compared to fourth quarter 2011. A softer freight market, less project business and lower than planned new customer business caused the revenues, gross margin and operating income declines. VAS received a new customer award involving all four VAS operating units and began managing shipments in January 2013. We continue to focus on expanding this area of our business.

Brokerage revenues in fourth quarter 2012 decreased 5% compared to fourth quarter 2011 due to an 8% decrease in shipment volume, partially offset by an increase in average revenue per shipment. Brokerage gross margin percentage decreased 100 basis points due to lower special project business, and Brokerage operating income in fourth quarter 2012 was lower than in fourth quarter 2011. Intermodal revenues decreased 1%, and Intermodal operating income was lower comparing fourth quarter 2012 to fourth quarter 2011. Werner Global Logistics revenues increased in fourth quarter 2012 compared to fourth quarter 2011 while operating income declined.

Comparisons of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS segment for fourth quarters 2012 and 2011 and the full year 2012 and 2011 are shown below.

	Three Months Ended December 31,			Year Ended December 31,
Operating Ratios	2012	2011	Difference	2012	2011	Difference
Truckload Transportation Services	88.0%	87.1%	0.9%	88.4%	88.1%	0.3%
Value Added Services	94.9%	92.7%	2.2%	95.0%	94.1%	0.9%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for fourth quarter 2012 and fourth quarter 2011 are 90.7% and 89.9%, respectively, and for 2012 and 2011 are 91.0% and 90.7%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of December 31, 2012, we had $90.0 million of debt outstanding and $714.9 million of stockholders' equity. We paid a $109.8 million special dividend to shareholders in December 2012. After reducing our $250.0 million of available credit by the $90.0 million of outstanding debt and the $33.8 million in stand-by letters of credit, we had $126.2 million of available borrowing capacity as of December 31, 2012. In January 2013, we repaid $20.0 million of debt.

Werner Enterprises, Inc. - Release of January 28, 2013

	INCOME STATEMENT DATA
	(Unaudited)
	(In thousands, except per share amounts)

	Quarter	% of	Quarter	% of
	Ended	Operating	Ended	Operating
	12/31/2012	Revenues	12/31/2011	Revenues

Operating revenues	$509,694	100.0	$507,937	100.0

Operating expenses:
Salaries, wages and benefits	137,039	26.9	136,253	26.8
Fuel	100,353	19.7	100,695	19.8
Supplies and maintenance	41,338	8.1	40,778	8.0
Taxes and licenses	22,252	4.3	22,545	4.5
Insurance and claims	16,797	3.3	17,329	3.4
Depreciation	42,879	8.4	39,473	7.8
Rent and purchased transportation	103,979	20.4	100,289	19.8
Communications and utilities	3,200	0.6	3,569	0.7
Other	(1,267)	(0.2)	(2,393)	(0.5)
Total operating expenses	466,570	91.5	458,538	90.3
Operating income	43,124	8.5	49,399	9.7

Other expense (income):
Interest expense	63	—	42	—
Interest income	(521)	(0.1)	(421)	(0.1)
Other	(83)	—	(210)	—
Total other expense (income)	(541)	(0.1)	(589)	(0.1)

Income before income taxes	43,665	8.6	49,988	9.8
Income taxes	17,684	3.5	20,620	4.0
Net income	$25,981	5.1	$29,368	5.8

Diluted shares outstanding	73,584		73,289
Diluted earnings per share	$0.35		$0.40

	OPERATING STATISTICS
	Quarter Ended		Quarter Ended
	12/31/2012	% Change	12/31/2011
Trucking revenues, net of fuel surcharge (1)	$330,081	0.3%	$329,110
Trucking fuel surcharge revenues (1)	95,365	3.0%	92,598
Non-trucking revenues, including VAS (1)	81,154	(1.1)%	82,047
Other operating revenues (1)	3,094	(26.0)%	4,182
Operating revenues (1)	$509,694	0.3%	$507,937

Average percentage of empty miles	12.56%	6.2%	11.83%
Average trip length in miles (loaded) (3)	482	(1.0)%	487
Average tractors in service	7,156	(0.5)%	7,194
Average revenues per tractor per week (2)	$3,548	0.8%	$3,519
Capital expenditures, net (1)	$44,680		$78,598
Cash flow from operations (1)	$56,381		$64,141
Return on assets (annualized)	7.6%		9.1%
Total tractors (at quarter end)
Company	6,505		6,600
Independent contractor	645		600
Total tractors	7,150		7,200

Total trailers (truck and intermodal, quarter end)	23,380		23,045

(1)	Amounts in thousands.

(2)	Net of fuel surcharge revenues.

(3)	Quarter ended 12/31/2011 trip length corrected. See www.werner.com (“Investors tab” under “Featured Documents”) for correction of prior quarterly and annual trip length data.

Werner Enterprises, Inc. - Release of January 28, 2013

	INCOME STATEMENT DATA
	(In thousands, except per share amounts)

	Year	% of	Year	% of
	Ended	Operating	Ended	Operating
	12/31/2012	Revenues	12/31/2011	Revenues

Operating revenues	$2,036,386	100.0	$2,002,850	100.0

Operating expenses:
Salaries, wages and benefits	544,322	26.7	536,509	26.8
Fuel	401,417	19.7	412,905	20.6
Supplies and maintenance	172,505	8.5	169,386	8.5
Taxes and licenses	90,002	4.4	92,917	4.6
Insurance and claims	65,593	3.2	67,523	3.4
Depreciation	166,957	8.2	158,634	7.9
Rent and purchased transportation	420,480	20.7	387,472	19.3
Communications and utilities	13,745	0.7	15,181	0.8
Other	(10,079)	(0.5)	(11,351)	(0.6)
Total operating expenses	1,864,942	91.6	1,829,176	91.3
Operating income	171,444	8.4	173,674	8.7

Other expense (income):
Interest expense	288	—	85	—
Interest income	(1,837)	(0.1)	(1,448)	—
Other	(173)	—	131	—
Total other expense (income)	(1,722)	(0.1)	(1,232)	—

Income before income taxes	173,166	8.5	174,906	8.7
Income taxes	70,132	3.4	72,149	3.6
Net income	$103,034	5.1	$102,757	5.1

Diluted shares outstanding	73,453		73,225
Diluted earnings per share	$1.40		$1.40

	OPERATING STATISTICS
	Year		Year
	Ended		Ended
	12/31/2012	% Change	12/31/2011
Trucking revenues, net of fuel surcharge (1)	$1,309,503	(0.1)%	$1,310,612
Trucking fuel surcharge revenues (1)	376,104	0.7%	373,384
Non-trucking revenues, including VAS (1)	334,534	10.9%	301,772
Other operating revenues (1)	16,245	(4.9)%	17,082
Operating revenues (1)	$2,036,386	1.7%	$2,002,850

Average percentage of empty miles	12.29%	5.0%	11.71%
Average trip length in miles (loaded) (3)	481	(2.4)%	493
Average tractors in service	7,225	(0.2)%	7,242
Average revenues per tractor per week (2)	$3,486	0.2%	$3,480
Capital expenditures, net (1)	$224,927		$232,198
Cash flow from operations (1)	$255,096		$264,480
Return on assets (annualized)	7.7%		8.3%
Total tractors (at quarter end)
Company	6,505		6,600
Independent contractor	645		600
Total tractors	7,150		7,200

Total trailers (truck and intermodal, quarter end)	23,380		23,045

(1)	Amounts in thousands.

(2)	Net of fuel surcharge revenues.

(3)	Year ended 12/31/2011 trip length corrected. See www.werner.com (“Investors tab” under “Featured Documents”) for correction of prior quarterly and annual trip length data.

Werner Enterprises, Inc. - Release of January 28, 2013

BALANCE SHEET DATA
(In thousands, except share amounts)

	12/31/2012	12/31/2011

ASSETS

Current assets:
Cash and cash equivalents	$15,428	$12,412
Accounts receivable, trade, less allowance
of $10,528 and $10,154, respectively	211,133	218,712
Other receivables	8,004	9,213
Inventories and supplies	23,260	30,212
Prepaid taxes, licenses and permits	14,893	15,094
Current deferred income taxes	25,139	25,805
Other current assets	21,330	29,883
Total current assets	319,187	341,331

Property and equipment	1,690,490	1,625,008
Less – accumulated depreciation	696,647	682,872
Property and equipment, net	993,843	942,136

Other non-current assets	21,870	18,949
	$1,334,900	$1,302,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Checks issued in excess of cash balances	$—	$6,671
Accounts payable	56,397	93,486
Current portion of long-term debt	20,000	—
Insurance and claims accruals	57,679	62,681
Accrued payroll	21,134	19,483
Other current liabilities	20,983	16,504
Total current liabilities	176,193	198,825

Long-term debt, net of current portion	70,000	—

Other long-term liabilities	15,779	14,194

Insurance and claims accruals, net of current portion	125,500	121,250

Deferred income taxes	232,531	243,000

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares
authorized; 80,533,536 shares issued; 73,246,598
and 72,847,576 shares outstanding, respectively	805	805
Paid-in capital	97,457	94,396
Retained earnings	758,617	779,994
Accumulated other comprehensive loss	(4,156)	(5,170)
Treasury stock, at cost; 7,286,938 and 7,685,960
shares, respectively	(137,826)	(144,878)
Total stockholders’ equity	714,897	725,147
	$1,334,900	$1,302,416

Werner Enterprises, Inc. - Release of January 28, 2013

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.